FOR IMMEDIATE RELEASE

CONTACTS:
Investors — Scott Pond (801) 345-2657, spond@nuskin.com
Media — Kara Schneck (801) 345-2116, kschneck@nuskin.com

NU SKIN ENTERPRISES REPORTS RECORD FIRST-QUARTER 2012 RESULTS

Company Increases 2012 Guidance

PROVO, Utah — April 26, 2012 — Nu Skin Enterprises, Inc. (NYSE: NUS) today announced record first-quarter results with revenue of $462.0 million, a 17 percent improvement over the prior-year period. Revenue was positively impacted 1 percent from foreign currency fluctuations. Earnings per share for the quarter were $0.74, compared to $0.24 in the prior year, or $0.56 when excluding first quarter 2011 charges related to a Japan customs ruling.

“Following a record year, we continued to generate great momentum in the first quarter as a result of the positive response to our ageLOC product launches and healthy trends in each of our regions,” said Truman Hunt, president and chief executive officer. “New product roll outs helped boost revenue trends in the Americas, North Asia and Europe, as reflected by strong executive distributor growth of 11 percent during the quarter.

“Emerging markets also performed well in the first quarter. The Greater China region posted a 35 percent year-over-year increase, and the South Asia/Pacific region continued to build momentum in anticipation of the launch of new ageLOC products in the second quarter,” said Hunt.

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Nu Skin Enterprises, Inc.
April 26, 2012

Regional Results

North Asia. First-quarter revenue in North Asia was $182.2 million, compared to $179.4 million for the same period in 2011. Regional results benefited approximately 2 percent from foreign currency fluctuations. South Korea experienced a local-currency revenue improvement of 8 percent offset by Japan’s local-currency revenue decline of 5 percent. The number of executive distributors in the region was down 3 percent while the number of active distributors improved 3 percent.

Greater China. First-quarter revenue in Greater China increased 35 percent to $92.6 million, compared to $68.6 million in the prior-year period. Foreign currency fluctuations positively impacted revenue 3 percent. The executive distributor count in the region improved 31 percent, while the number of active distributors increased 25 percent compared to the prior year.

South Asia/Pacific. Revenue in South Asia/Pacific was $77.3 million, a 55 percent improvement compared to the prior year. Sales in the quarter included approximately $15 million of products sold during the prior-year pre-launch that were shipped in the first quarter, and were positively impacted less than 1 percent by foreign currency fluctuations. The region’s first-quarter executive count improved 23 percent while the active distributor count increased 8 percent compared to the same period in 2011.

Americas. Revenue in the Americas improved 19 percent to $66.3 million, compared to $55.9 million in the prior-year period, including a 14 percent revenue increase in the United States. The number of executive distributors grew 15 percent while the number of active distributors increased 7 percent during the quarter.

Europe. Revenue in Europe was $43.5 million, a 4 percent improvement over the prior-year period. Results in the region were negatively impacted approximately 5 percent by foreign currency fluctuations. Both executive and active distributor counts in Europe increased 4 percent compared to the prior year.

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Nu Skin Enterprises, Inc.
April 26, 2012

Operational Performance

The company’s operating margin was 15.5 percent for the quarter, compared to 6.3 percent for the prior-year period, or 14.6 percent when excluding charges related to the Japan customs ruling. Gross margin during the quarter was 83.6 percent, compared to 74.6 percent, or 82.8 percent when excluding the Japan customs expenses. The improvement in gross margin was due primarily to supply chain efficiencies. Selling expenses, as a percent of revenue, were 43.8 percent in the first quarter, representing a 110 basis-point increase, which is primarily attributable to a higher number of distributors qualifying for promotional sales incentives. General and administrative expenses, as a percent of revenue, were 24.3 percent, improving 130 basis-points over the prior year. Other income/expense reported a gain of $3.6 million compared to a loss of $0.4 million in the prior year. The increase is due primarily to foreign currency gains recognized during the quarter.

The company’s income tax rate for the quarter was 36.5 percent compared to 37.5 percent in the prior-year period. The company had cash and current investments of $290 million at the end of the quarter. Dividend payments during the quarter were $12.5 million, and the company repurchased $5.4 million of its outstanding shares.

Outlook

“We expect strong results to continue throughout 2012 as we move forward with the roll out of our ageLOC product line,” said Hunt. “Our Greater China region will begin taking orders for ageLOC R2 and the ageLOC Body Galvanic Spa in the first week in May, and in June we will host approximately 20,000 distributors at our Greater China regional convention in Hong Kong. The South Asia/Pacific region will host two separate events where they will launch the new ageLOC products. As we successfully execute our product launch strategy, we are also in a better position to drive strong executive and active distributor growth around the world. We are tracking ahead of our mid- and long-range goals as we continue innovating in our product categories and within our sales channel,” concluded Hunt.

“With the completion of a very strong first quarter and considering the excitement that is building toward our upcoming product launches in our Greater China and South Asia/Pacific regions, we are increasing our 2012 revenue and earnings guidance,” said Ritch Wood, chief financial officer. “We project 2012 revenue to be in the $1.845 to $1.875 billion range with earnings per share of $2.92 to $3.00. This guidance reflects an anticipated negative foreign currency impact of 2 percent, compared to our previous projection of a negative 1 percent impact.

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Nu Skin Enterprises, Inc.
April 26, 2012

“We now expect second quarter revenue of approximately $490 to $500 million assuming a negative currency impact of 3 percent for the quarter. We estimate second quarter earnings per share to be in the $0.79 to $0.83 range,” concluded Wood.

The company’s management will host a webcast with the investment community on April 26, at noon (EDT). Those wishing to access the webcast, as well as the financial information presented during the call, can visit the Investor Relations page on Nu Skin Enterprises’ website, http://ir.nuskin.com. An archive of the webcast will be available at this same URL through May 11, 2012.

About Nu Skin Enterprises, Inc.

Nu Skin Enterprises, Inc. demonstrates its tradition of innovation through its comprehensive anti-aging product portfolio, independent business opportunity and corporate social responsibility initiatives. The company’s scientific leadership in both skin care and nutrition has established Nu Skin as a premier anti-aging company, evidenced in its unique ageLOC® science that addresses aging at its source. The company’s anti-aging products feature the new ageLOC ® suite of products including the ageLOC® R2 nutritional supplement, ageLOC® Galvanic Spa System and ageLOC Galvanic Body Spa™, as well as the ageLOC® Transformation daily skin care system. A global direct selling company, Nu Skin operates in 52 markets worldwide and has more than 860,000 independent distributors. Nu Skin is traded on the New York Stock Exchange under the symbol “NUS.” More information is available at http://www.nuskin.com.

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Nu Skin Enterprises, Inc.
April 26, 2012

Please note: This press release, particularly the "Outlook" section, contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that represent the company's current expectations and beliefs, including, among other things: (i) management's positive outlook for the company; (ii) management's expectations regarding the company's initiatives, strategies and new products; and (iii) management's projections regarding revenue, earnings per share, and the impact of foreign currency fluctuations. The forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed herein. These risks and uncertainties include, but are not limited to, the following: (a) any failure of current or planned initiatives or products to generate interest among distributors and customers and generate sponsoring and selling activities on a sustained basis; (b) challenging economic conditions globally; (c) risk of foreign currency fluctuations and the currency translation impact on the company’s business associated with these fluctuations; (d) risks associated with increased general inquiries and complaints to consumer protection agencies in Japan regarding the activities of some distributors; (e) regulatory risks associated with the company's products, which could inhibit the company's ability to import or continue selling a product in a market if it is determined to be a medical device, including risks associated with the United States Food and Drug Administration’s pending review of whether the Galvanic Spa System II is a medical device; (f) continued regulatory scrutiny and investigations in Mainland China, which have from time to time in the past, and could in the future, negatively impact the company's business, including the interruption of sales activities in stores, loss of licenses, and the imposition of fines; (g) adverse publicity related to the company's business, products, industry or any legal actions or complaints by distributors or others; (h) any prospective or retrospective increases in duties on the company’s products imported into the company’s markets outside of the United States and any adverse results of tax audits or unfavorable changes to tax laws in the company’s various markets; and (i) continued competitive pressures in the company's markets. The company's financial performance and the forward-looking statements contained herein are further qualified by a detailed discussion of associated risks set forth in the documents filed by the company with the Securities and Exchange Commission. The forward-looking statements set forth the company's beliefs as of the date of this release, and the company assumes no duty to update the forward-looking statements contained in this release to reflect any change except as required by law.

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Nu Skin Enterprises, Inc.
April 26, 2012

NU SKIN ENTERPRISES, INC.
Consolidated Statements of Income (Unaudited)
For the First Quarters Ended March 31, 2012 and 2011
(in thousands, except per share amounts)

	2012	2011
Revenue:
North Asia	$182,200	$179,434
Greater China	92,611	68,593
South Asia/Pacific	77,321	49,946
Americas	66,340	55,879
Europe	43,530	41,993

Total revenue	462,002	395,845

Cost of sales	75,756	100,654	(1)

Gross profit	386,246	295,191

Operating expenses:
Selling expenses	202,535	169,142
General and administrative expenses	112,048	101,142
Total operating expenses	314,583	270,284

Operating income	71,663	24,907

Other income (expense), net	3,635	(422)
Income before provision for income taxes	75,298	24,485
Provision for income taxes	27,469	9,177

Net income	$47,829	$15,308

Net income per share:
Basic	$0.77	$0.25
Diluted	$0.74	$0.24

Weighted average common shares outstanding:
Basic	62,230	61,888
Diluted	65,017	64,017

(1) Includes $32.8 million related to an adverse decision in the Japan customs litigation.

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Nu Skin Enterprises, Inc.
April 26, 2012

NU SKIN ENTERPRISES, INC.
Consolidated Balance Sheets (Unaudited)
(in thousands)

	March 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$276,206	$272,974
Current investments	13,695	17,727
Accounts receivable	38,092	31,615
Inventories, net	120,718	112,111
Prepaid expenses and other	101,827	95,660
	550,538	530,087

Property and equipment, net	156,184	149,505
Goodwill	112,446	112,446
Other intangible assets, net	80,195	83,333
Other assets	129,124	115,585
Total assets	$1,028,487	$990,956

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$42,014	$32,181
Accrued expenses	168,907	180,382
Current portion of long-term debt	27,608	28,608
	238,529	241,171

Long-term debt	96,082	107,944
Other liabilities	72,371	67,605
Total liabilities	406,982	416,720

Stockholders’ equity:
Class A common stock	91	91
Additional paid-in capital	296,619	292,240
Treasury stock, at cost	(522,658)	(522,162)
Retained earnings	902,003	866,632
Accumulated other comprehensive loss	(54,550)	(62,565)
	621,505	574,236
Total liabilities and stockholders’ equity	$1.028,487	$990,956

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Nu Skin Enterprises, Inc.
April 26, 2012

NU SKIN ENTERPRISES, INC. Distributor/Preferred Customer Growth by Market

	As of March 31, 2012		As of March 31, 2011		% Increase (Decrease)
	Active*	Executive	Active*	Executive	Active*	Executive

North Asia	335,000	14,900	325,000	15,371	3.1%	(3.1%)
Greater China	151,000	11,551	121,000	8,817	24.8%	31.0%
South Asia/Pacific	91,000	4,911	84,000	4,008	8.3%	22.5%
Americas	170,000	5,776	159,000	5,022	6.9%	15.0%
Europe	113,000	4,076	109,000	3,903	3.7%	4.4%

Total	860,000	41,214	798,000	37,121	7.8%	11.0%

* Active distributors include preferred customers and distributors purchasing products directly from the company during the quarter.

NU SKIN ENTERPRISES, INC. Reconciliation of GAAP Gross Profit to Gross Profit Excluding Japan Customs Expense
(in thousands)
	Quarter Ended March 31,
	2012	2011

Revenue as reported	$462,002	$395,845

GAAP gross profit as reported	$386,246	$295,191

Japan customs expense	─	32,754

Gross profit excluding Japan customs expense	$386,246	$327,945

Gross profit as a percent of revenue excluding Japan customs expense	83.6%	82.8%

GAAP gross profit as a % of revenue	83.6%	74.6%

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Nu Skin Enterprises, Inc.
April 26, 2012

NU SKIN ENTERPRISES, INC. Reconciliation of GAAP Operating Income to Operating Income Excluding Japan Customs Expense
(in thousands)
	Quarter Ended March 31,
	2012	2011

Revenue as reported	$462,002	$395,845

GAAP operating income as reported	$71,663	$24,907

Japan customs expense	─	32,754

Operating income excluding Japan customs expense	$71,663	$57,661

Operating income as a percent of revenue excluding Japan customs expense	15.5%	14.6%

GAAP operating income as a % of revenue	15.5%	6.3%

NU SKIN ENTERPRISES, INC. Reconciliation of GAAP Diluted Earnings Per Share to Diluted Earnings Per Share Excluding Japan Customs Expense
(in thousands)
	Quarter Ended March 31,
	2012	2011

GAAP net income as reported	$47,829	$15,308

Japan customs expense	─	32,754

Tax effect of Japan customs expense	─	(12,276)

Net income excluding Japan customs expense	$47,829	$35,786

Diluted earnings per share excluding Japan customs expense	$0.74	$0.56

GAAP diluted earnings per share	$0.74	$0.24

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